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                                  EXHIBIT 12.1

                        AMERICA WEST HOLDINGS CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
            (IN THOUSANDS EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)

                                               THREE MONTHS ENDED                     YEAR ENDED DECEMBER 31,
                                                     MARCH 31,       ------------------------------------------------------
                                               2002        2001         2001        2000       1999       1998       1997
                                            ---------    --------    ---------    --------   --------   --------   --------
Computation of earnings:
Income (loss) before income taxes
   and extraordinary item ...............   $(139,533)   $(26,910)   $(221,101)   $ 24,743   $206,150   $194,346   $140,001

Add:
   Interest expense including
       amortization of debt expense .....      17,174       5,495       27,456      16,193     23,387     27,170     32,672
   Interest portion of rent expense .....      34,861      37,746      152,392     142,252    121,722    110,125    102,805
                                            ---------    --------    ---------    --------   --------   --------   --------
Income (loss), as adjusted ..............   $ (87,498)   $ 16,331    $ (41,253)   $183,188   $351,259   $331,641   $275,478
                                            =========    ========    =========    ========   ========   ========   ========

Computation of fixed charges:
Interest expense including
    amortization of debt expense ........   $  17,174    $  5,495    $  27,456    $ 16,193   $ 23,387   $ 27,170   $ 32,672
Interest portion of rent expense ........      34,861      37,746      152,392     142,252    121,722    110,125    102,805
Capitalized interest ....................       1,351       2,304       12,509       9,026      6,100      4,852        553
                                            ---------    --------    ---------    --------   --------   --------   --------

Fixed charges ...........................   $  53,386    $ 45,545    $ 192,357    $167,471   $151,209   $142,147   $136,030
                                            =========    ========    =========    ========   ========   ========   ========

Ratio of earnings to fixed charges(1) (2)          --          --           --        1.09       2.32       2.33       2.03
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(1)   For the purpose of computing the ratio of earnings to fixed charges,
      "earnings" consist of income (loss) before income taxes and extraordinary item plus fixed charges less capitalized interest. "Fixed charges" consist of interest expense including amortization of debt expense, one-third of rent expense, which is deemed to be representative of an interest factor, and capitalized interest.

(2) Earnings for the three months ended March 31, 2002 and 2001 were inadequate to cover fixed charges by $140.9 million and $29.2 million, respectively. Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges by $233.6 million.